                             ACQUISITION AGREEMENT


  THIS ACQUISITION AGREEMENT (this "Agreement"), made as of the 1st day of May, 1996, by and among FLOWERS INDUSTRIES, INC., a Georgia corporation ("Flowers"), MRS. SMITH'S BAKERIES, INC., a Georgia corporation ("Purchaser"), THE J.M. SMUCKER COMPANY, an Ohio corporation (the "Parent"); and MRS. SMITH'S, INC., an Ohio corporation (the "Seller");


                              W I T N E S S E T H:

  WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser or its Affiliate, as permitted by Section 2.11, will (i) purchase (x) from the Seller all of the Business (as hereinafter defined) and the Seller's Trade Receivables, Other Receivables, Other Assets and Prepaid Expenses (as hereinafter defined) and intangible assets and (y) from the Parent the Trademarks, (ii) purchase certain Inventories (as hereinafter defined) on behalf of the Seller, and (iii) lease from the Seller all of its plant, property and equipment assets used in connection with or related to the Business, upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the Parent and the Seller desire that Flowers be a party to this Agreement to cause Purchaser to perform its obligations arising prior to the Closing and agree that Flowers' obligations in this Acquisition Agreement shall not survive the Closing, except as provided in Section 9.2;

  NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties and covenants hereinafter set forth, and the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby specifically agreed to and acknowledged, the parties hereto agree as follows:


I.          DEFINITIONS.
            ------------

            As used herein, the following terms shall have the following meanings unless the context otherwise requires:

            1.1 "Affiliate" shall mean any corporation, partnership, limited partnership, limited liability company or other entity of which Flowers owns, directly or indirectly, forty percent (40%) or more of the outstanding voting securities.

            1.2         "Agreement" shall mean this Acquisition Agreement.

            1.3 "Assets" shall mean the Purchased Assets, the Leased Assets, the Inventories and the Trademarks.

            1.4         "Assignee" shall have the meaning set forth in Section
2.11.

            1.5         "Assumed Contracts" shall have the meaning set forth in
Section 2.1.2.

            1.6 "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

            1.7 "Assumed Product Liability Claim" shall mean a product liability or product warranty claim against the Seller that relates to the Business, arose prior to the Closing and which Purchaser reasonably believes can be resolved for $250 or less.

            1.8 "Bad Debt" shall mean, with respect to a Trade Receivable or Other Receivable, a refusal by a customer of the Business to pay such receivable for a reason other than such customer receiving an allowance for a sales promotion program.

            1.9         "Benefit Plans" shall have the meaning set forth in
Section 3.16.

            1.10 "Business" shall mean the operations currently conducted by the Seller related to the manufacturing, distribution and marketing of branded frozen pies, frozen pie shells and "in-store/deli bakery" pies and the production of aluminum pans for its pie operations and steel magnetic shielding for sale to third parties.

            1.11 "Closing" shall mean the consummation of the transactions provided for in this Agreement.

            1.12 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

            1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.14        "Compete" shall have the meaning set forth in Section
10.2.

            1.15        "Confidential Data" shall have the meaning set forth in
Section 10.4.

            1.16 "Current Liabilities" shall mean those liabilities that are consistently categorized as Accounts Payable, Salaries, Wages and Vacations Payable, Accrued Marketing and Merchandising

(except for liabilities relating to coupon programs) and Other Accrued Liabilities in the Interim Financial Statements.

            1.17        "Effective Time" shall have the meaning set forth in
              Section 8.1.

            1.18 "Equipment Lease" shall mean the Equipment Lease among Purchaser, the Parent and the Seller, substantially in the form of EXHIBIT 2.3(A).

 1.19        "ERISA" shall mean the Employee Retirement Income Security Act of
                               1974, as amended.

            1.20        "Financial Statement Date" shall mean March 31, 1996.

            1.21 "Finished Goods" shall mean the Finished Goods (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.22 "Flowers" shall mean Flowers Industries, Inc., a Georgia corporation, and ultimate parent of Purchaser.

            1.23 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            1.24        "Intangibles Note" shall have the meaning set forth in
Section 2.2.1.

            1.25 "Interim Financial Statements" shall have the meaning set forth in Section 3.4.1.

            1.26 "Inventories" shall mean those assets that are consistently categorized as "Raw Materials and Supplies" or "Finished Goods" in the Interim Financial Statements.

            1.27 "Knowledge" shall mean the knowledge or awareness of those individuals listed on EXHIBIT 1.27, which shall include such knowledge or awareness as would be obtained by such individuals from appropriate discussions with such personnel of the Parent, the Seller and their affiliates who may reasonably be believed by such individuals to have actual knowledge of the relevant matter.

            1.28 "Leases" shall mean the Equipment Lease and the Real Property Lease.

            1.29 "Leased Assets" shall mean all of the assets of the Seller that are subject to the Leases.

            1.30        "Licensed Software" shall have the meaning set forth in
Section 3.14.2.

            1.31 "Maximum Aggregate Liability Amount" shall have the meaning set forth in Section 9.3.

            1.32 "Minimum Aggregate Liability Amount" shall have the meaning set forth in Section 9.4.

            1.33 "Multiemployer Plan" shall have the meaning set forth in Section 2.10.5.

            1.34 "Net Working Capital Amount" shall have the meaning set forth in Section 2.2.2.

            1.35 "1994 and 1995 Financial Statements" shall have the meaning set forth in Section 3.4.1.

            1.36 "1933 Act" shall mean the Securities Act of 1933, as amended.

            1.37 "Notes Receivable" shall mean the Notes Receivable (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.38 "Other Receivables" shall mean the Other Receivables (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.39 "Other Assets" shall mean the Other Assets (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.40        "Owned Software" shall have the meaning set forth in
Section 3.14.2.

            1.41 "Parent" shall mean The J.M. Smucker Company, an Ohio corporation.

            1.42 "Prepaid Expenses" shall mean the Prepaid Expenses (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.43 "Promissory Notes" shall mean the Intangibles Note and the Working Capital Note, as amended.

            1.44        "Purchased Assets" shall have the meaning set forth in
Section 2.1.2.

            1.45 "Purchaser" shall mean Mrs. Smith's Bakeries, Inc., a Georgia corporation.

            1.46 "Raw Materials and Supplies" shall mean the Raw Materials and Supplies (as such items are consistently categorized in the Interim Financial Statements) of the Business.

            1.47 "Real Property Lease" shall mean the Lease with Option to Purchase among Purchaser, the Parent and the Seller, substantially in the form of EXHIBIT 2.3(B).

            1.48        "SEC" shall mean the Securities and Exchange
Commission.

            1.49 "Security Agreement" shall mean the Security Agreement between Purchaser and the Parent, substantially in the form attached as EXHIBIT 2.12.

            1.50 "Seller" shall mean Mrs. Smith's, Inc., an Ohio corporation.

            1.51        "Seller's Software" shall have the meaning set forth in
Section 3.14.2.

            1.52        "Territory" shall have the meaning set forth in Section
10.1.

            1.53 "Trade Receivables" shall mean the Trade Receivables (as such items are consistently categorized in the Interim Financial Statements, but on a gross basis without deduction for allowances) of the Business.

            1.54 "Trademarks" shall mean those trademarks of the Parent listed on EXHIBIT 3.14.1 and the goodwill related thereto.

            1.55 "Transition Services Agreement" shall mean a transition services agreement between Purchaser, the Seller and the Parent, as negotiated by the parties pursuant to Section 2.16.

            1.56 "Working Capital Note" shall have the meaning set forth in Section 2.2.1.


II.         COVENANTS AND UNDERTAKINGS.
            ---------------------------

            2.1         PURCHASE AND SALE OF ASSETS.

                        2.1.1 Subject to the terms and conditions hereinafter set forth:

            (a) At the Closing the Seller shall, and the Parent shall cause the Seller to, sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase and assume from the Seller, for the purchase price specified in Section 2.2 of this Agreement, all of the Purchased Assets, free and clear of all liens, claims, charges, and encumbrances of any nature whatsoever except those Assumed Liabilities described in Section 2.4.

            (b) At the Closing, the Parent shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase from the Parent, for the purchase price specified in Section 2.2 of this Agreement, all of the Trademarks. In addition, with respect to any interest the Parent may have in the Purchased Assets, the Parent shall either (i) sell, assign, transfer and convey to the Seller all of such interest prior to the Closing or (ii) sell, assign, transfer and convey to Purchaser all of such interest at the Closing.

                        2.1.2 The "Purchased Assets" shall include, except as set forth in Section 2.1.3, the following assets of the Seller relating to the Business:

                                       (i)         all rights of the Seller in
                        and to the Trademarks and the corporate, trade and service names "Mrs. Smith's Frozen Foods Company," "Mrs. Smith's Pies," "Smart Style," "Old Fashioned" and all other trade and service names, trademarks, trade dress, service marks and copyrights utilized in or related to the Business, and any abbreviations or variations of such names or marks, including applications for and licenses concerning any of them (including such as are listed on EXHIBIT 3.14.1);

                                       (ii)        all formulae, trade secrets,
                        customer lists, confidential information, know-how, broker lists, goodwill and all other intangible assets, rights and documents owned, required for, or incident to, the performance of the Business and all books and records incident thereto, which, however, shall not include any stock books and corporate minute books of the Seller;

                                       (iii)       all Trade Receivables, Other
                        Receivables, Other Assets and Prepaid Expenses;

                                       (iv)        all Owned Software not
                        included in Leased Assets, and data bases, and copyrights and patents and applications relating thereto;

                                       (v)         except as provided in
                        Section 2.1.3, all rights of the Parent or the Seller in and to contracts, purchase orders, leases, maintenance agreements, service agreements, royalty agreements, instruments, licenses, franchises, confidentiality agreements, rights to enforce confidentiality provisions in other agreements (whether or not such agreements are part of the Purchased Assets), and other agreements attributable or related to the Business, listed in EXHIBITS 3.6.1.2, 3.12 (to the extent assignable), 3.13 and 3.14.2 or that would be listed on
                        EXHIBIT 3.13 but for the exceptions contained in clauses (i) or (ii) of the first sentence of Section
                        3.13 (the "Assumed Contracts");

                                       (vi)        all rights, title and
                        interests of Seller in and to Universal Product Code Numbers; and

                                       (vii)       such rights as the Seller
                        has to use its present telephone numbers related to the Business from and after the Closing Date.

                        2.1.3 Notwithstanding anything in this Agreement to the contrary, Purchaser shall not purchase or receive (i) any Leased Assets; (ii) Inventories and Notes Receivable; (iii) any contracts not described in EXHIBITS 3.6.1.2, 3.12 (to the extent assignable), 3.13, and
3.14.2 (unless not required to be listed on EXHIBIT 3.13 pursuant to clauses
(i) or (ii) of the first sentence of Section 3.13); (iv) any contract or asset listed on EXHIBIT 2.1.3; (v) any asset of the Parent other than the Trademarks; or (vi) except as provided in Section 2.10, any Benefit Plans as defined in
Section 3.16 (but Purchaser shall purchase the rights to enforce any confidentiality provisions contained therein).

                        2.1.4 If requested by the Seller following the Closing, Purchaser agrees to review any contract of the Business that was not assumed by Purchaser at the Closing (because it was not listed on EXHIBIT 3.6.1.2, 3.12, 3.13 or 3.14.2 (unless not required to be listed on EXHIBIT 3.13 pursuant to clauses (i) or (ii) of the first sentence of Section 3.13)) and that is proposed by the Seller to be assumed by Purchaser. The assumption by Purchaser of any such contract shall be in Purchaser's sole discretion.

            2.2         PURCHASE PRICE.

                        2.2.1 In consideration of the sale, transfer, conveyance, assignment and delivery of the Business and the Purchased Assets, and in reliance upon the representations and warranties made herein by the Parent and the Seller, Purchaser in payment for the Business and the Purchased Assets (i) shall pay to the Parent the sum of Twenty-Two Million Dollars ($22,000,000.00)
for the Trademarks (ii) shall pay to the Seller the sum of Eight Million Dollars ($8,000,000.00) for the intangibles related to the Business other than the Trademarks and (iii) shall pay to the Seller the Net Working Capital Amount and assume from the Seller the Assumed Liabilities (as hereinafter defined), as follows:

            (a) Purchaser shall pay to the Parent Seven Million Dollars ($7,000,000.00) (which, in addition to the $15,000,000.00 described in Section 2.2.1(b), shall be in payment for the Trademarks) and to the Seller Eight Million Dollars ($8,000,000.00) (which shall be in payment for the intangibles related to the Business other than the Trademarks), in each case in cash by wire transfer at Closing;

            (b) Purchaser shall pay to the Parent Fifteen Million Dollars ($15,000,000.00) in accordance with the terms of a promissory note substantially in the form set forth on EXHIBIT 2.2.1(b) hereto (the "Intangibles Note"), which will be secured by a security interest in the Trademarks and certain other intangibles pursuant to a Security Agreement substantially in the form attached hereto as
            EXHIBIT 2.12;

            (c)    Purchaser shall pay to the Seller the Net Working
            Capital Amount, if it is a positive number, in accordance with the terms of a promissory note substantially in the form set forth on
            EXHIBIT 2.2.1(c) hereto (the "Working Capital Note"), which note is subject to amendment as provided in Section 2.2.2; and

            (d) Purchaser shall assume the Assumed Liabilities of the Seller in accordance with the Liabilities Undertaking substantially in the form attached as EXHIBIT 2.2.1(d) hereto.

                        2.2.2 The Parent and the Seller shall deliver to Purchaser no later than three (3) days prior to the Closing Date a balance sheet of the Business as of a date as close to the Closing Date as is practicable (the "Estimated Closing Balance Sheet"), which shall be prepared in accordance with generally accepted accounting principles consistently applied and in a manner consistent with the balance sheets attached hereto as EXHIBIT 3.4.1; provided, however, that the Estimated Closing Balance Sheet shall reflect only Trade Receivables, Other Receivables, Prepaid Expenses, Other Assets, Cash and Current Liabilities. The difference between (i) Trade Receivables, Other Receivables, Prepaid Expenses and Other Assets less (ii) the sum of (x) the amount by which Cash is negative and (y) Current Liabilities, as reflected on the Estimated Closing Balance Sheet shall be referred to herein as the "Estimated Net Working Capital Amount." The

Parent and the Seller shall use their reasonable best efforts to cause Ernst & Young LLP to audit the books and records of the Business as of May 31, 1996, and to deliver to Purchaser and Price Waterhouse LLP as soon as practicable, but in no event later than thirty (30) days after the Closing Date, a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet"), which shall be prepared in accordance with generally accepted accounting principles consistently applied and in a manner consistent with the balance sheets attached hereto as EXHIBIT 3.4.1; provided, however, that the Closing Date Balance Sheet shall reflect only Trade Receivables, Other Receivables, Prepaid Expenses, Other Assets, Cash and Current Liabilities. The Parent and the Seller shall instruct Ernst & Young LLP to allow Price Waterhouse LLP to participate in the preparation of the Closing Date Balance Sheet. Purchaser shall have thirty (30) days after receipt of the Closing Date Balance Sheet to advise the Parent in writing of any objections. The Parent and Purchaser shall use their reasonable best efforts to resolve any such objections. If such objections cannot be resolved within ten (10) days following the delivery by Purchaser to the Parent of its objections to the Closing Date Balance Sheet, the Parent and Purchaser shall jointly engage Deloitte & Touche LLP in a jointly signed written engagement letter to resolve the disputed portions of the Closing Date Balance Sheet in a manner consistent with the provisions of this Section 2.2.2. The Parent and Purchaser shall each have thirty (30) days after the date of such engagement to prepare its respective presentation to Deloitte & Touche LLP. During such period, each of the parties shall cooperate with the other parties to make reasonably available all pertinent documents and records. At the end of such period, the parties shall make their presentation to Deloitte & Touche LLP, which shall make its determination based solely upon presentations by the Parent (and Ernst & Young
LLP) and Purchaser (and Price Waterhouse LLP) and not by independent review, and which shall make such determination as soon as practicable, but in any event within thirty (30) days from the date of the presentations by the Parent and Purchaser. The determination of Deloitte & Touche LLP shall be in written form and shall be final and binding upon the parties. The fees and expenses of
(i) Ernst & Young LLP relating directly to the work incremental to the current audit of the Parent and its subsidiaries as of April 30, 1996 that is necessary for the Seller to deliver an audited April 30, 1996 balance sheet and statement of operating results and an opinion thereon as described in Section 6.11, (ii) Ernst & Young LLP relating directly to the audit of the books and records as of May 31, 1996, and (iii) Deloitte & Touche LLP relating to the determination of the Closing Date Balance Sheet, shall be borne equally by the Parent on the one hand, and Purchaser on the other hand. The difference between (i) Trade Receivables, Other Receivables, Prepaid Expenses and Other Assets less (ii) the sum of (x) the amount by which Cash is negative and (y) Current

Liabilities as reflected on the Closing Date Balance Sheet, as finally agreed to or determined, as the case may be, shall be referred to herein as the "Net Working Capital Amount." Within five (5) business days from the date of the final agreement or determination, as the case may be, of the Net Working Capital Amount, Purchaser shall issue an amended and restated promissory note substantially in the form of the Working Capital Note, but which shall reflect the Net Working Capital Amount; provided, however, that if the Net Working Capital Amount is a negative number, Purchaser may set off the Net Working Capital Amount against payments due under Section 2.2.3. Within such five-day period, the Seller shall return to Purchaser the original Working Capital Note delivered on the Closing Date. The determination of Other Assets as provided in this Section 2.2.2 shall take into account only one-half the book value of the asset relating to the covenant not to compete in the Business of Kellogg Company. The determination of Trade Receivables as provided in this Section
2.2.2 shall include an allowance for cash discount or other discount for early payment but shall not include a reserve for Bad Debts.

            2.2.3 To facilitate a smooth transition of the Business, the parties agree as follows:

            (a) Purchaser shall store the Raw Materials and Supplies as of the Closing Date on behalf of the Seller at no cost. Purchaser shall purchase all of the usable (as determined by general industry practices) portions of such Raw Materials and Supplies from the Seller at the time needed prior to purchasing raw materials and supplies from third party vendors. Purchaser shall pay, as provided below, the book value for such Raw Materials and Supplies as and when used by Purchaser.

            (b) Purchaser shall store the Finished Goods as of the Closing Date on behalf of the Seller at no cost. Purchaser shall purchase all of the salable (as determined by general industry practices) portions of such Finished Goods as they are sold in the conduct of the Business by Purchaser, and pay, as provided below, the book value of the Finished Goods as and when sold by Purchaser. All sales of Finished Goods by Purchaser shall be deemed to first arise from the Finished Goods owned by the Seller.

            (c) If Cash (as such item is consistently categorized in the Interim Financial Statements) is a negative number on the Closing Date Balance Sheet, the Seller shall send to Purchaser on a monthly basis a listing of all checks paid by the Seller that relate to such negative Cash. Purchaser shall reimburse the Seller for all such amounts within (5) business days of the receipt of such listing; provided, however, that Purchaser shall not be required to reimburse the Seller with respect to any check that Purchaser in good faith is disputing.

            (d) The Seller shall retain and be responsible for all liabilities relating to Income Taxes (as such items are consistently categorized in the Interim Financial Statements) of the Business as of the Closing Date.

Within five (5) business days after the end of each of Purchaser's four-week accounting periods, Purchaser shall submit to the Seller a detailed list of (i) sales relating to Finished Goods and (ii) Raw Materials and Supplies used by Purchaser, in each case for the preceding month, together with a check representing the total of (x) the book value of the Finished Goods sold and (y) the book value of Raw Materials and Supplies used. Purchaser agrees to provide such additional information relating to Inventories as may be reasonably requested by the Seller and reasonably obtainable by Purchaser. Within five
(5) business days after January 31, 1997, Purchaser shall remit to the Seller a check representing the book value of any Finished Goods and Raw Materials and Supplies that have not been paid for by Purchaser and the remaining negative Cash that has not been funded by Purchaser.

            2.3 LEASES. Purchaser, the Parent and the Seller shall enter into an Equipment Lease and Real Property Lease substantially in the forms of EXHIBITS 2.3(a) and 2.3(b), respectively, at the Closing.

            2.4      LIABILITIES OF SELLER.

                     2.4.1 At the Closing, Purchaser shall assume those liabilities that are categorized as Accounts Payable, Salaries, Wages and Vacations Payable, Accrued Marketing and Merchandising (except for liabilities relating to coupon programs) and Other Accrued Liabilities reflected on the Closing Date Balance Sheet (as finally agreed to or determined, as the case may be), the Assumed Product Liability Claims and the obligation to fund negative Cash in accordance with Section 2.2.3(c) (all of such assumed liabilities being collectively referred to herein as the "Assumed Liabilities") pursuant to the Liabilities Undertaking attached as EXHIBIT 2.2.1(d) and the obligations of the Seller thereafter to accrue or first be required to be performed under the Assumed Contracts. Except for Purchaser's assumption at the Closing of the Assumed Liabilities and Assumed Contracts, Purchaser will not assume or become liable on any other agreement, contract or lease of the Seller or for any other indebtedness, obligations or liabilities of the Parent or the Seller whatsoever. Except for Assumed Liabilities and Assumed Contracts, Purchaser shall not assume any indebtedness, obligation or liability for any litigation matter arising from the conduct of the Business prior to the Closing, regardless of whether such matter is disclosed in EXHIBIT 3.11. Except for Assumed Liabilities and Assumed Contracts, Purchaser shall not assume any liability for any legal fees or expenses of the Seller or any other party incurred for any reason whatsoever, and the Assets shall not be utilized for or reduced by the amount of any such fees or expenses. Except for Assumed Liabilities and Assumed Contracts, Purchaser shall not assume any liability for federal, state or local income, sales, use, excise, payroll, employment or other taxes, or for wages, salaries or overtime, vacation pay, holiday pay or other employee benefits, or other employee benefit plans on, arising out of, or attributable to the Seller or to the conduct of the Business through the close of business on the day prior to the Closing Date. The Parent and the Seller will pay with funds that are not Assets all stamp, sales, income, realty transfer or other taxes imposed on the Parent or the Seller, and Purchaser will pay all such taxes imposed on it, in respect of any and all transfers pursuant to the terms of this Agreement.

                        2.4.2 All property and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Assets payable subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated as of the close of business on the day before the Closing Date between Purchaser and the Seller, unless reflected in the Net Working Capital Amount. If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration shall be based on the previous year's assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty days after the actual amount becomes known.

            2.5 CORPORATE ACTION. The Parent, the Seller, Flowers and Purchaser agree to take all corporate action required in connection with the authorization and approval of the transactions contemplated hereby.

            2.6 EXAMINATION OF PROPERTY AND RECORDS. Between the date of this Agreement and the Closing Date, the Seller shall allow, and the Parent shall cause the Seller to allow, Flowers, Purchaser, their counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Seller relating to the Business which may be reasonably requested, and shall furnish Flowers, Purchaser and their officers and representatives during such period with all information concerning the affairs of the Business which may be reasonably requested. Flowers and Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Seller. In the event the Closing does not occur, the rights and obligations of the parties shall be governed by that certain Letter Agreement regarding confidentiality dated January 19, 1996 between Flowers and the Parent.

            2.7         CONDUCT OF THE BUSINESS PRIOR TO CLOSING.
                        ----------------------------------------

                        2.7.1 Except as set forth in EXHIBIT 2.7.1 or with the prior consent in writing of Purchaser, the Parent and the Seller covenant and agree that, between the date of this Agreement and the Closing Date, the Seller will conduct the Business in the ordinary course, and it will:
(a) use its reasonable best efforts to preserve the organization of the Business intact, to keep available the services of the present employees of the Seller employed in connection with the Business, and to preserve the goodwill of customers, suppliers and others having business relations with the Seller or the Business; (b) maintain the Assets in the same working order and condition as such Assets are in as of the date of this Agreement, reasonable wear and tear excepted, and not liquidate such Assets to cash except in the ordinary course of business; (c) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the Assets or the Business;
(d) (i) not enter into any contract, commitment, arrangement or transaction which is not in the ordinary course of business, or (ii) suffer, permit or incur any of the transactions or events described in Section 3.10 hereof (except for the payment of any health, disability and life insurance premiums which may become due and distributions required to be made pursuant to the terms currently in effect of any Benefit Plans) to the extent such events or transactions are within the control of the Seller; (e) not make or permit any change in the Parent's or the Seller's respective Articles of Incorporation or Code of Regulations, or in either of their authorized, issued or outstanding securities, if such action would affect the ability of the Parent and the Seller to consummate the transactions contemplated hereunder or would cause the necessity of obtaining the consent of any individual or entity not disclosed in
EXHIBIT 3.9; (f) not grant any stock option or right to purchase any security of the Parent or the Seller, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing, if such action would affect the ability of the Parent of the Seller to consummate the transactions contemplated hereunder or would cause the necessity of obtaining the consent of any individual or entity not disclosed in EXHIBIT 3.9; nor declare, set aside or pay any dividend or other distribution in respect of such securities out of the Assets; (g) not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan if such contribution would be out of the Assets or such contribution or distribution would create a liability to or obligation of the Business (except for the payment of any health, disability and life insurance premiums which may become due and distributions required to be made pursuant to the terms of any Benefit Plans); (h) not increase the compensation payable or to become payable by the Seller to any officer, employee or agent employed in connection with the Business and not make any bonus payment or arrangement to any of such persons except for such increases in compensation or bonus payments that are made at times and in amounts consistent with historical practices of the Business; and (i) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

                        2.7.2 Except with the prior consent in writing of Purchaser, the Seller will not, between the date of this Agreement and the Closing Date, make any material changes in the Seller's accounting methods or practices relating to the Business.

            2.8 CONSENT WAIVERS AND APPROVALS. The Parent and the Seller agree to use their reasonable best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Seller is a party or subject on the Closing Date, and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All written waivers, consents and final approvals listed in
EXHIBIT 6.5 shall be produced at Closing in form and content reasonably satisfactory to Purchaser. Both before and after the Closing, the Parent and the Seller shall use their reasonable best efforts to cooperate with and assist Purchaser in connection with the Purchaser's attempts to seek novations of the Defense Commissary Agency contracts listed as items 1 and 2 of EXHIBIT 2.1.3 and the Purchaser's attempts to obtain those licenses listed on EXHIBIT 3.12 that cannot be assigned by the Seller. The Seller shall also use its reasonable best efforts to obtain prior to the Closing terminations of the financing statements described on EXHIBIT 2.8.

            2.9         SUPPLYING OF FINANCIAL STATEMENTS; SALARY
MODIFICATIONS. (a) The Seller covenants to deliver to Purchaser all regularly prepared unaudited financial statements of the Seller for the Business prepared after the date of this Agreement through the Closing Date, in the format historically utilized internally, as soon as such financial statements are available.

                        (b) The Seller covenants to deliver to Purchaser a true and complete list of any changes in the salaries or rates of the employees of the Business since the date of this Agreement.


            2.10        EMPLOYEES AND INDEPENDENT CONTRACTORS.

                        2.10.1 Purchaser agrees to offer employment to, as of the Closing, all employees of the Business that are employed by the Seller and either actively at work or on vacation on the Closing Date (the "Retained Employees"). Purchaser shall offer employment to any employee of the Seller who is on leave of absence, ill or otherwise not actively at work on the Closing Date once Purchaser has been notified that such employee is willing and able to work for Purchaser. Purchaser shall offer to the Retained Employees health and welfare benefits that are substantially equivalent to those benefits offered to employees of Flowers and its Affiliates in similar positions; provided, however, that Purchaser may alter such benefits if Flowers determines to alter benefits generally available to its employees. Each Retained Employee shall receive credit for service with the Seller for vesting and eligibility purposes (but not benefit accrual purposes) under all of Purchaser's benefit plans that are subject to qualification and tax exemption under Sections 401(a) and 501(a) of the Code and for all purposes with regard to health and welfare benefits, vacation days, sick days and other similar benefits that are determined by length of service. In the event the employment of any Retained Employee who is not subject to a collective bargaining agreement is terminated other than for cause by Purchaser prior to the first anniversary of the Closing Date, Purchaser shall provide severance benefits to such Retained Employee that are consistent with those severance benefits described on EXHIBIT 2.10.1 hereto.

                        2.10.2 The Parent and the Seller agree that following the execution of this Agreement and continuing after the Closing, Purchaser shall be allowed to discuss with the employees and independent contractors of the Seller who perform services for the Business the terms of employment to be offered by Purchaser or the possibility of contracting with Purchaser, as the case may be. The Parent and the Seller covenant not to interfere with any such efforts by Purchaser and to use their best efforts to assist Purchaser in employing or contracting with such individuals. Nothing in this Agreement shall be construed as conferring any right, as third party beneficiary or otherwise, on any individual or entity not a party to this Agreement as to the matters described in this Section 2.10.

                        2.10.3         [INTENTIONALLY DELETED]

                        2.10.4 Purchaser shall offer employment to those managers of the Seller listed on EXHIBIT 2.10.4 hereto on substantially the same terms as such managers are subject to immediately prior to the Closing. The Seller agrees to amend the Note Receivable (as such item is classified in the Interim Financial Statements) of each such manager so that his employment with Purchaser pursuant to this Agreement is not deemed to be a termination of employment with the Seller. The Parent and the Seller agree that they shall not employ or attempt to employ such managers prior to the first anniversary of the Closing Date, except as provided in this Section
2.10.4. In the event Purchaser determines not to employ, or to continue to employ, any such manager at any time on or prior to the first anniversary of the Closing Date, the Seller or the Parent shall use its reasonable best efforts to offer employment (and give credit for services with Purchaser as though it were the Parent or the Seller) to such manager on substantially the same terms as such manager is then subject; provided, however, that if Purchaser determines to continue to employ any such manager, Purchaser shall have the right (but not the obligation) to purchase the Note Receivable for each such manager retained. If the Seller and the Parent do not offer a position to any such manager, or if any such manager refuses employment with the Seller or the Parent, as the case may be, the Seller and the Parent shall pay severance to such manager in accordance with the Parent's severance policy, and such manager shall receive credit for service with the Seller and Purchaser for purposes of calculating the amount of such severance, and the Seller and the Parent shall pay for the reasonable expenses associated with relocating such manager to the northeastern Ohio area in accordance with the Parent's relocation policy in effect as of the date of this Agreement.

                        2.10.5 (i) Purchaser agrees to contribute to the Bakery, Confectionery and Tobacco Workers Union and Industry International Pension Fund (the "Multiemployer Plan") with respect to the Business for substantially the same number of contribution base units, as defined in Section 4001(a)(11) of ERISA and the regulations thereunder (the "Regulations"), for which the Seller had an obligation to contribute to the Multiemployer Plan with respect to the Business for such period as shall satisfy the requirements of
Section 4204(a)(1)(A) of ERISA. Purchaser acknowledges that should it withdraw from the Multiemployer Plan coincident with or following the Closing during the period described in Section 4204(a)(1)(C) of ERISA, its liability to the Multiemployer Plan shall be determined as if Purchaser had been required to contribute to the Multiemployer Plan in the year in which the Closing occurs and the four plan years of the Multiemployer Plan preceding such year in the amount that the

Seller and Kellogg Company, prior to the acquisition of the Business by the Seller from Kellogg Company, were required to contribute to the Multiemployer Plan for such five plan years, but only with respect to the Business.
Purchaser and the Seller further agree to take such further reasonable actions as will ensure compliance with Section 4204 of ERISA to prevent the Seller from incurring on or after the Closing Date a complete or partial withdrawal from the Multiemployer Plan, in respect to the Business, treating Purchaser for all purposes as a "purchaser" referred to in such Section 4204.

                                       (ii)        Prior to the Multiemployer
Plan's first plan year beginning after the Closing, Purchaser shall apply to the Multiemployer Plan and/or the Pension Benefit Guaranty Corporation ("PBGC") as Purchaser shall determine, for an exemption or variance from the requirement of Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said section. In the event that the Multiemployer Plan or the PBGC determines that the request does not qualify for a variance, Purchaser shall obtain a surety bond or establish an escrow agreement or other arrangement satisfying the requirements of Section 4204(a)(1)(B) of ERISA, within 30 days after the date on which it receives notice of the Multiemployer Plan's or PBGC's decision, and shall maintain such bond or escrow until the earliest of:

                        (a) the date a variance is obtained from the Multiemployer Plan;

                        (b) the date a variance or exemption is obtained from the PBGC; or

                        (c) the last day of the fifth plan year commencing after the Closing;

which bond or escrow shall be paid to the Multiemployer Plan if Purchaser withdraws therefrom or fails to make a contribution to the Multiemployer Plan when due, at any time during the first five plan years of the Multiemployer Plan beginning after the Closing Date. To the extent Purchaser is unable to obtain any variance as set forth above, Purchaser shall be responsible for the cost of any bond or escrow or other security required of Purchaser under
Section 4204 of ERISA, the amount of such bond or escrow to be calculated with reference to the Seller's required contributions, but also with respect to the contributions which were required to be made by Kellogg Company prior to the acquisition of the Business by Seller from Kellogg Company for the period required under Sections 4204(a)(1)(B)(i) and (ii) of ERISA. The Seller and Purchaser shall jointly request, if available under ERISA, an exemption or variance from Section 4204(a)(1)(C) of ERISA from the Multiemployer Plan or the PBGC. Until such time as such exemption or variance is granted, and in the event Purchaser withdraws in a complete withdrawal, as described in 4203 of ERISA, or a partial withdrawal, as described in 4205 of ERISA, from the Multiemployer Plan with respect to the Business and such withdrawal or partial withdrawal occurs during the five plan years commencing with the first plan year beginning after the Closing, the Seller shall be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan as of the Closing under Title IV of ERISA. Purchaser agrees to provide the Seller with reasonable advance notice of its anticipated failure to pay any withdrawal liability with respect to the Business and to furnish the Seller promptly with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Plan, together with the pertinent details. If all, or substantially all, of the Seller's assets are distributed, or if Seller is liquidated, in either case within the meaning of Section 4204(a)(3) of ERISA, before the end of the Multiemployer Plan's fifth plan year beginning after the Closing, then Seller shall provide a bond, execute and fund an escrow agreement or make other arrangements that satisfy the requirements of Section 4204(a)(3) of ERISA.

                                       (iii)       Seller shall reimburse
Purchaser, promptly upon demand by Purchaser, for the amount which Purchaser (or Purchaser's escrow or bond) may be required to pay to the Multiemployer Plan as a consequence of Purchaser's complete or partial withdrawal from the Multiemployer Plan to the extent that said amount is a consequence of Purchaser's agreement embodied in this Section 2.10.5, which avoids the Seller's experiencing a partial withdrawal from the Multiemployer Plan by virtue of the transactions contemplated in this Agreement. The amount of said reimbursement shall be the excess, if any, of (a) Purchaser's liability upon said partial or complete withdrawal from the Multiemployer Plan as actually imposed over (b) the amount of said liability calculated as if this agreement to comply with Section 4204 of ERISA had not been entered into plus $500,000.00.

                                       (iv)        In the event that Seller and
Purchaser determine that the amount of Seller's withdrawal liability to the Multiemployer Plan as of the Closing Date would have been zero, had Seller withdrawn in a complete withdrawal from the Plan on the Closing Date, the foregoing provisions of this Section 2.10.5 shall be deemed to be of no further force and effect with respect to the Multiemployer Plan, and both Seller's and Purchaser's rights and duties thereunder with respect to the Multiemployer Plan shall terminate, except that Seller shall be entitled to the return of any monies deposited in escrow by it pursuant to the foregoing and Purchaser shall be entitled to a return of any monies deposited in escrow by it pursuant to the foregoing. Purchaser and the Seller agree that they will make, execute and deliver to each other and to the Multiemployer Plan and the PBGC, without payment of any kind whatsoever, all documents and instruments which are reasonably required to effectuate the terms and conditions of this Article and to comply with the provisions of Section 4204 of ERISA and Regulations Sections 2643.1-.15.

            2.11 ASSIGNMENT. Purchaser may assign all of its rights and obligations hereunder to any Affiliate (an "Assignee") on or prior to the Closing, provided that such Assignee assumes all of Purchaser's obligations hereunder; provided, further, that Purchaser may separately assign the right to purchase, and the obligation to pay for, the Trademarks to any Assignee on or prior to the Closing. If Purchaser desires to make any such assignment, Purchaser shall notify the Seller in writing of such transfer at least three
(3) days prior to such transfer and the Seller shall effectuate the Closing with such Assignee or Assignees in lieu of Purchaser and the documents described herein to be entered into at the Closing shall reflect such assignment (including, without limitation, the Security Agreement). Upon the assignment by Purchaser to an Assignee or Assignees of all of Purchaser's rights and obligations hereunder, (i) Purchaser shall have no further obligation or liability hereunder and (ii) such Assignee or Assignees shall be deemed to be the Purchaser with respect to items purchased and liabilities assumed by each such Assignee for all purposes hereunder and such Assignee or Assignees shall be entitled to enforce the rights of Purchaser arising hereunder in its or their own name.

            2.12 SECURITY AGREEMENT. Purchaser and the Parent shall enter into a Security Agreement substantially in the form of EXHIBIT 2.12 at the Closing.

            2.13 HSR ACT FILINGS. Prior to the date hereof, Flowers and the Parent have filed a Notification and Report Form pursuant to the HSR Act. Purchaser and the Parent each agrees promptly to supplement such information and promptly use its reasonable best efforts to effect compliance with the conditions specified in Sections 6.6 and 7.5 hereof. Each of the parties hereto will furnish to the other parties hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions pursuant to the HSR Act.

            2.14 TRADE RECEIVABLES AND OTHER RECEIVABLES. Purchaser shall use its reasonable best efforts to collect the Trade Receivables and Other Receivables in a manner consistent with the manner in which Purchaser collects its own receivables; provided, however, that Purchaser shall have no responsibility to institute or enforce collection procedures or actions. Payments designated by a specific invoice shall be applied to such invoice. In the absence of specific customer instructions to the contrary, other payments received by Purchaser from customers of the Business shall be first applied to the oldest account receivable of such customer. If any Trade Receivables or Other Receivables remain uncollected on January 31, 1997 due to a Bad Debt, Purchaser shall have the right to assign to the Seller the face amount of such uncollected receivables (the "Uncollected Receivables Amount") and to offset the Uncollected Receivables Amount against the outstanding amounts due under the Working Capital Note in the order of maturity; provided, however, that if the amount due under the Working Capital Note are less than the Uncollected Receivables Amount, the Seller shall promptly pay Purchaser the difference between the Uncollected Receivables Amount and the amount due under the Working Capital Note, if any. All sales made on credit between March 31, 1996 and the Closing shall be properly recorded by the Seller on the books of the Business.

            2.15 BOOKS AND RECORDS. The parties shall retain the books and records relating to the Business in accordance with their normal document retention policies. For a period of five years after the Closing Date, the Parent and the Seller agree to cooperate with and make available to Purchaser and Purchaser agrees to cooperate with and make available to the Parent and the Seller, during normal business hours, all books, records and information relating to the Business (without substantial disruption of employment) retained by the respective parties and remaining in existence after the Closing Date that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records and information for any reasonable business purpose. The party requesting any such books, records or information shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. Notwithstanding the provisions of this
Section 2.15, if the Parent or the Seller, on the one hand, or Purchaser, on the other hand, desires to dispose of any such books, records or information prior to the end of such five-year period, the party desiring to dispose of such books, records and information shall give the other parties notice of such action, and the parties receiving notice shall be entitled, at their own expense and cost, to receive such books, records and information.

            2.16 TRANSITION SERVICES AGREEMENT. Purchaser, the Parent and the Seller shall negotiate in good faith a form of Transition Services Agreement, which shall include, without limitation (i) services relating to Canadian sales, (ii) the use of names, trademarks or service marks of the Parent on packaging, (iii) purchasing of sweeteners, (iv) services relating to sales management system information and (v) such other services relating to the transition of the Business as the parties may agree.

            2.17 CAPITALIZATION OF PURCHASER. Flowers agrees to cause Purchaser and any Assignee or Assignees to have sufficient funds to effect the Closing and, if the conditions set forth in Article VI are satisfied, to cause Purchaser and any Assignee or Assignees to effect the Closing.

            2.18 WORKERS COMPENSATION MATTERS. The parties agree that the Seller shall pay (or to the extent insured, cause to be paid) all workers compensation claims that relate to the Business, arose prior to the Closing and that are either (a) filed before the Closing or (b) filed after the Closing but relate to a specific identifiable incident occurring prior to the Closing. The parties further agree that Purchaser shall pay (or to the extent insured, cause to be paid) all workers compensation claims that relate to the Business, are filed after the Closing and either (x) arise after the Closing or (y) arose prior to the Closing, but do not relate to a specific identifiable incident occurring prior to the Closing. Purchaser and any Assignee or Assignees shall use its reasonable best efforts to manage the workers compensation claims described above in a manner that is consistent with the manner in which Flowers manages its own workers compensation claims and the parties shall cooperate in taking actions to minimize the liability related to such claims.

            2.19 NAME CHANGE. As soon as practicable after the Closing Date, and in any event within five business days after the Closing Date, the Parent shall cause the corporate name of the Seller to be changed to a name that is not confusingly similar to the name of the Seller. If any state or other entity shall require the written consent of the Seller or the Parent as a prerequisite to the registration of such name by Purchaser following the Closing, the Seller and the Parent shall grant such consent.


III.        REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER
            -----------------------------------------------------------

            The Parent and the Seller, jointly and severally, represent and warrant to, and for the benefit of, Flowers and Purchaser as follows:

            3.1 ORGANIZATION AND STANDING. Each of the Parent and the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and the Seller has the full power and authority (corporate and otherwise) to carry on the Business in the places and as it is now being conducted and to own and lease the Assets. The Seller is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions in which the Business is conducted as listed in EXHIBIT 3.1 hereto, and the character of the property relating to the Business owned or leased by the Seller and the nature of the Business do not require such qualification and/or licensing in any other jurisdiction, except where the failure to be so qualified or licensed would not have a material adverse effect on the Business or the Assets, taken as a whole.

            3.2 AUTHORITY AND STATUS. Each of the Parent and the Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever.
The execution, delivery and performance by the Parent and the Seller of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Boards of Directors of the Parent and the Seller. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Parent or the Seller in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Parent and the Seller, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

            3.3         ABSENCE OF EQUITY INVESTMENT.  Except as described in
EXHIBIT 3.3 hereto, the Parent and the Seller do not, directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), partnership, limited partnership, joint venture, trust, limited liability company or other business entity, all or any portion of the business of which is competitive with that of the Business.

            3.4         LIABILITIES AND OBLIGATIONS OF THE SELLER.
                        ------------------------------------------

                        3.4.1 Attached hereto as EXHIBIT 3.4.1 are complete copies of the Seller's unaudited balance sheet for the Business as of April 30, 1994 and the Seller's unaudited balance sheet for the Business as of April 30, 1995 and the related statement of operating results for the year then ended (the "1994 and 1995 Financial Statements", respectively). Also attached hereto to EXHIBIT 3.4.1 is a complete copy of the Seller's unaudited balance sheet for the Business as of March 31, 1996 (the

"Financial Statement Date"), and the related statement of operating results for the period then ended (the "Interim Financial Statements"). The 1994 and 1995 Financial Statements and Interim Financial Statements have been prepared from and are in accordance with the accounting books and records of the Business, are complete statements of the financial position and results of operations of the Business as of their respective dates, have been prepared in accordance with generally accepted accounting principles (except as disclosed on EXHIBIT 3.4.1) consistently applied (except that the 1994 and 1995 Financial Statements and the Interim Financial Statements do not contain notes thereto and the Interim Financial Statements are subject to normal year end audit adjustments that will not deviate materially from the Interim Financial Statements), fairly present in all material respects the financial position and results of operations of the Business as of the respective dates thereof, and disclose all liabilities of the Business, whether absolute, contingent, accrued or otherwise, existing as of the respective dates thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

                        3.4.2 Since the Financial Statement Date, the Seller has incurred no liability or obligation related to the Assets or the Business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Seller which are disclosed on EXHIBIT
3.4.2 hereto, to the extent and in the amounts so disclosed, and (ii) liabilities incurred or accrued in the ordinary course of the Business.

            3.5 TAXES. Except for the Assumed Liabilities, there is not, and there will not be, any liability for federal, state or local income, sales, use, excise, payroll, employment or other taxes arising out of, or attributable to, or affecting the Assets or the conduct of the Business through the close of business on the Closing Date, or attributable to the conduct of the operations of the Seller at any time for which Purchaser will have any liability for payment or otherwise. Except for the Assumed Liabilities or as disclosed on EXHIBIT 3.5, after the Closing, there will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for sales taxes and realty transfer taxes, if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against any of the Assets or the operations of the Business, and no lien or other encumbrance for taxes will attach to the Assets or the operations of the Business.

            3.6         OWNERSHIP OF ASSETS AND LEASES.
                        -------------------------------

                        3.6.1          With respect to the Assets:

                                       (i)         EXHIBIT 3.6.1.1 attached
                        hereto contains a list of all Inventories owned by the Seller as of the Financial Statement Date.

                                       (ii)        The Seller has good title to
                        all of the Purchased Assets and Inventories subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, charge or adverse claim whatsoever.

                                       (iii)       Except as shown on EXHIBIT
                        3.6.1.2, none of the properties or assets used by the Seller in the Business are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. EXHIBIT 3.6.1.2 includes a list of all leases of all machinery and equipment on the books of, or used in connection with the operations of, the Business of which the Seller is a lessee.

                                       (iv)        Each of the leases and
                        agreements described in EXHIBIT 3.6.1.2 is in full force and effect and constitutes a legal, valid and binding obligation of the Seller and the other respective parties thereto, and there is not under any of such leases or agreements existing any default of the Seller or, to the Knowledge of the Seller, of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default).

                                       (v)         None of the property of the
                        Seller shown on EXHIBITS 3.6.1.1 or 3.6.1.2 is leased by the Seller to any other person or entity.

                                       (vi)        There are no items of
                        machinery, equipment, vehicles or real property (or improvements or fixtures thereon) employed or used in connection with the Business which are not described in
                        EXHIBIT 3.6.1.2 or are not Leased Assets. The Seller either owns, licenses or leases all assets which are necessary to conduct the Business as currently conducted. All machinery and equipment owned or leased by the Seller and presently in use are usable and operable in the Business and are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

                                       (vii)       Except as set forth on
                        EXHIBIT 3.6.1.3, all Raw Materials and Supplies consist only of items of a quality and quantity readily usable, and all Finished Goods consist only of items of a quality and quantity readily salable (at prices equal to the values at which such items are reflected in the Seller's books), in each case in the normal course of the Seller's business and are valued so as to reflect the normal valuation policy of the Seller, all in accordance with generally accepted accounting principles, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value.

                                       (viii)      Except pursuant to this
                        Agreement, the Seller is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Seller and used in connection with the Business.

            3.6.2       [INTENTIONALLY DELETED]

            3.7         [INTENTIONALLY DELETED]

            3.8         TRADE RECEIVABLES AND OTHER RECEIVABLES.    Attached
hereto as EXHIBIT 3.8 is a true and complete list of all of the Trade Receivables and Other Receivables as of March 31, 1996.

            3.9 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as listed in EXHIBIT 3.9, the execution and delivery of this Agreement by the Parent and the Seller do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the respective Articles of Incorporation, as amended, or Code of Regulations, as amended, of the Parent and the Seller or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which the Parent or the Seller is a party or is bound or by which the Assets or the Business are affected. Except as listed or described on EXHIBIT 3.9 attached hereto and except for approval under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Parent, the Seller, any of the Assets or the Business, in connection with the execution and delivery by the Parent and the Seller of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby.

            3.10 ABSENCE OF CHANGES. Since the Financial Statement Date, the Seller has not, except as disclosed on EXHIBIT 3.10 attached hereto:

                        3.10.1 Transferred, assigned, conveyed or liquidated any of the Assets or the Business or entered into any transaction or incurred any liability or obligation which affects the Assets or the Business, other than in the ordinary course of the Business;

                        3.10.2 Suffered any change in its business, operations, or financial condition which may have a material adverse effect on the Assets or the Business taken as a whole, and the Seller has not become aware of any event which may result in any such adverse change;

                        3.10.3 Suffered any destruction, damage or loss, relating to the Assets or the Business whether or not covered by insurance, which in the aggregate exceeds five thousand dollars ($5,000.00);

                        3.10.4 Suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of the Assets or the Business, except for any current year lien with respect to personal or real property taxes not yet due and payable;

                        3.10.5 Committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, would have an adverse effect upon Purchaser's use of the Assets or the conduct of Business after the Closing;

                        3.10.6 Made or agreed to any change in the terms of any contract or instrument to which it is a party which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves future payments or receipts, performance of services, or delivery of goods to or by Purchaser of an amount or value in the aggregate in excess of ten thousand dollars ($10,000.00);

                        3.10.7 Waived, cancelled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating to the Assets or the Business which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves an amount or value in the aggregate in excess of ten thousand dollars ($10,000.00);

                        3.10.8 Declared, promised or made any distribution from the Assets or other payment from such Assets to its shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the capital stock of the Seller, or redeemed, purchased or otherwise acquired any of the capital stock of the Seller, or made any change whatsoever in the Seller's capital structure (if such action would affect the ability of the Seller to consummate the transactions contemplated in this Agreement or would cause the necessity of obtaining the consent of any individual or entity not disclosed in EXHIBIT 3.9);

                        3.10.9 Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, the Seller's officers, agents or employees (unless made at times and in amounts consistent with the historical practices of the Business), or made any increase in the pension, retirement or other benefits of the Seller's directors, officers, agents, field representatives or other employees of the Business;

                        3.10.10 Incurred any other liability or obligation or entered into any transaction affecting the Assets or the Business other than in the ordinary course of the Business;

                        3.10.11 Received any notices indicating, and the Seller has no Knowledge, that any supplier of the Business has taken or intends to take any steps which would reasonably be expected to disrupt the business relationship of the Seller with said supplier or could result in the diminution in the value of the Business as a going concern;

                        3.10.12 Paid, agreed to pay or incurred any obligation for any payment of any indebtedness affecting the Assets or the Business except current liabilities incurred in the ordinary course of the Business; or

                        3.10.13 Delayed or postponed the payment of any liabilities, whether current or long term, or failed to pay in the ordinary course of the Business any liability on a timely basis consistent with prior practice.

            3.11        LITIGATION.  Except as otherwise set forth in EXHIBIT
3.11 hereto, there is no suit, action, proceeding, claim or investigation pending or, to the Knowledge of the Seller, threatened against, or affecting, Purchaser's use of the Assets or conduct of the Business after the Closing and there exists no basis or grounds for any such suit, action, proceedings, claim or investigation. None of the items described in EXHIBIT 3.11, singly or in the aggregate, if pursued and/or resulting in a judgment would have an adverse effect on Purchaser's use of the Assets or the conduct of the Business after the Closing, or the right of the Parent or the Seller to consummate the transactions contemplated hereby.

            3.12 LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Seller holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business as currently conducted and the use of the Assets. All such licenses, certificates, permits, franchises and rights are listed on
EXHIBIT 3.12. Except as noted in EXHIBIT 3.12, to the Knowledge of the Seller, the Seller is presently conducting the Business so as to comply in all respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority including, but not limited to, any environmental or health and safety related law, regulation, rule, ordinance, by-law, order or determination of any governmental entity. Further, the Seller neither is presently charged with nor is under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation, nor is presently the subject of any pending or, to the Knowledge of the Seller, threatened adverse proceeding by any regulatory authority having jurisdiction over the Assets or the Business. Except as noted in EXHIBIT 3.12, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the termination of any such license, certificate, permit, franchise or right held by the Seller which is to be assigned pursuant to this Agreement, and all such assigned licenses, certificates, permits, franchises and rights will inure to the benefit of Purchaser after the transactions contemplated by this Agreement.

            3.13        CONTRACTS, ETC.

                        3.13.1 EXHIBIT 3.13 contains a true and complete list of all contracts, agreements and other instruments relating to the Business, except for those contracts, agreements and other instruments listed in Exhibits 3.6.1.2, 3.8, 3.12, 3.14.2, 3.16, and 3.19, and except for (i) (a) contracts that involve any obligation that can be performed or terminated within thirty
(30) days of the Closing Date without payment of penalty, and (b) contracts that involve future payments or receipts, performance of services, or delivery of goods to or by the Seller of an amount or value of less than $10,000.00, or
(ii) purchase orders for raw materials or supplies in the ordinary course of business.

Contemporaneously with the delivery of the Exhibits to this Agreement, the Seller has delivered a true and complete copy of each such written contract, agreement or instrument, including those listed in EXHIBITS 3.6.1.2, 3.12 (other than occupancy permits), 3.13 and 3.14.2.

                        3.13.2 All of the contracts, agreements, policies of insurance or instruments described in EXHIBITS 3.6.1.2, 3.8, 3.12, 3.13, 3.14.2, 3.16, and 3.19 hereto and those contracts described in clauses
(i) and (ii) of the first sentence of Section 3.13.1 are valid and binding upon the Seller and the other parties thereto and are in full force and effect, and none of the Seller or, to the Knowledge of the Seller, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof.

            3.14        INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

                        3.14.1         INTELLECTUAL PROPERTY.

                                       (i)         EXHIBIT 3.14.1 hereto sets
forth a complete and correct list and summary description of the Trademarks and pending applications for registration. Except for the license between the Parent and the Seller, neither the Parent nor the Seller have granted any license with respect to the Trademarks. Except for the Trademarks, all trademarks, trade names, service marks, service names, brand names, trade dress, copyrights and patents and registrations therefor used in the Business are owned by the Seller, free and clear of all liens, claims and encumbrances of any nature whatsoever. Neither the Parent nor the Seller is currently in receipt of any notice of any violation of, and the Parent and the Seller are not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

                                       (ii)        Attached hereto as EXHIBIT
3.14.1 are copies of the Certificates of Registration issued by the United States Patent and Trademark Office for the Trademarks. The Trademarks are owned exclusively by the Parent, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The registrations of the Trademarks are in full force and effect. Neither the Parent nor the Seller is currently in receipt of any notice of any violation of, and neither the Parent nor the Seller is infringing on, the rights of any other party in any trademark, trade name, or service mark used in connection with the Business.

                                       (iii)       The Seller has the right to
use and transfer the trade dress currently used in connection with the packaging and promotion of its products under said marks;

                                       (iv)        Neither the Parent nor the
Seller has granted any license, permits on or other authorization to any other person or entity to use said marks or trade names, or has made any conveyance of any such rights, except for the license of the Trademarks by the Parent to the Seller.

                                       (v)         There have been, and are, no
disputes, demands, or litigation challenging or casting doubt on the ownership by the Parent of any of the said marks or challenging the validity of any of the marks or the registration thereof.

                                       (vi)        There have been, and are, no
prior settlements, agreements, or administrative or judicial decisions affecting ownership or validity of the assigned marks or limiting the right of the Parent to use or register the marks or to grant this assignment.

                                       (vii)       There are no other
agreements, contracts or licenses granting, limiting, encumbering or otherwise directly or indirectly affecting ownership or use or right to use or assign the marks by the Seller.

                                       (viii)      To the Knowledge of the
Seller, there are no current infringements of the said marks by any third party.

                        3.14.2 The Seller has sole, full and clear title to that computer software described as "Owned Software" on EXHIBIT 3.14.2 hereto (the "Owned Software"), free of all claims, including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such computer software. The Seller has the right and license to use that software described as "Licensed Software" on EXHIBIT 3.14.2 free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in EXHIBIT 3.14.2. EXHIBIT 3.14.2 sets forth a list of all license fees, rents, royalties or other charges that the Seller is required or obligated to pay with respect to Licensed Software. The Seller is in full compliance with all provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on EXHIBIT 3.14.2, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software and none of the Owned Software is dependent on any Licensed Software in order to freely operate in the manner in which it is intended. Except as disclosed on EXHIBIT 3.14.2, the Owned Software and Licensed Software constitute all software used in the Business (the "Seller's Software"), other than commercially available, over-the-counter "shrinkwrap" software. The Seller is not infringing any intellectual property rights of any other person or entity with respect to the Owned Software. The Seller does not lease or license any of the Seller's Software to third parties.

            3.15 LABOR MATTERS. On or prior to the date of this Agreement, the Seller has delivered a true and complete list of all employees who are engaged in the Business and independent contractors of the Seller who are engaged in the Business, their current salaries or rates and the Seller's salary increase guidelines. EXHIBIT 3.15 also sets forth a list of all union grievances and all union arbitrations in which the Seller has been involved within the last two (2) years relating to the Business. Except as set forth on
EXHIBIT 3.15, within the last two (2) years the Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called against it; and, except as set forth on
EXHIBIT 3.15, to the Knowledge of the Seller, the Seller has not violated any federal, state, or other governmental statutes, regulations, or ordinances relating to employment and labor matters with regard to the Business, including, without limitation, the provisions of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. Section 1981 (discrimination), 42 U.S.C. Sections 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. Section 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), Section 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. Sections 12101-12213 (Americans with Disabilities Act), 29 U.S.C. Sections 2001-2654 (Family and Medical Leave Act), 29 U.S.C. Sections 651-678 (occupational safety and health) and requirements relating to the documentation of the nationality of employees. Assuming those positions described as "open" on EXHIBIT 3.15 are filled, the staffing and employment levels of the Seller are now, and will be at Closing, sufficient to run the Business at levels of production, sales, marketing and administration consistent with the levels of production, sales, marketing and administration for the prior fiscal year. Except for the promissory notes, mortgages and letter agreements relating to the Notes Receivable, neither the Seller nor the Parent is a party to any contract that would impair the utility of the services of any employee or independent contractor of the Seller to Purchaser or which would impose upon such employee or independent contractor any monetary or other obligation to the Parent or the Seller which otherwise would be occasioned by the termination of such employee's or independent contractor's employment or relationship with the Seller pursuant to this Agreement including, without limitation, any agreements of noncompetition or confidentiality.


            3.16        BENEFIT PLANS.
                        --------------

                        3.16.1 EXHIBIT 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and any multiemployer plan within the meaning of Section 3(37) of ERISA, currently adopted, maintained, sponsored in whole or in part or contributed to by the Seller or any current member of a commonly controlled group of trades or businesses (as defined in Section 4001(b)(1) of ERISA) including the Seller for the benefit of employees, retirees, dependents, spouses, independent contractors or other beneficiaries of the Seller who are, or were, engaged in the Business with respect to their services rendered to the Business and under which employees, retirees, dependents, spouses, independent contractors or other beneficiaries of the Seller who are, or were, engaged in the Business, and dependents thereof, are eligible to participate or under or in connection with which the Seller has any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans") which would affect the Assets or the Business. Except as disclosed on EXHIBIT 3.16, no Benefit Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                        3.16.2 EXHIBIT 3.16 also lists all trust agreements or other funding arrangements, including insurance contracts, and all amendments thereto applicable to the Benefit Plans.

                        3.16.3 All the Benefit Plans and the related trusts subject to ERISA substantially comply with and have been administered in substantial compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and the Seller has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance.

                        3.16.4 All Benefit Plans subject to section 4980B of the Code, as amended from time to time, or Part 6 of Subtitle B of Title I of ERISA or both have been maintained in substantial compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                        3.16.5 None of the Assets nor the Business will be subject after the Closing to any liability for the Seller's failure to make any contributions to, to be in full compliance with ERISA or any other law relating to, or otherwise as a consequence of the Seller's participation in, the Benefit Plans, nor subject to any liens resulting from the participation in any benefit plan affecting or for the benefit of employees of other employers that are current or former members of a commonly controlled group of trades or businesses (as defined in section 4001(b)(1) of ERISA) including the Seller.

            3.17 CUSTOMERS AND BROKERS. EXHIBIT 3.17 attached hereto consists of a true and complete list of all brokers utilized by, and all of the customers served by, the Business as of the Financial Statement Date setting forth as to each customer and broker its name and gross sales by dollar amounts by each such customer and broker within the twelve months preceding the Financial Statement Date. The Seller has not received any notice, nor has any Knowledge, that any customer of the Business that has purchased more than $500,000.00 from the Seller in the preceding twelve months or broker of the Business has taken or intends to take any steps which would reasonably be expected to disrupt the business relationship of the Business with such customer or broker or could result in the diminution in the value of the Business with such customer or broker.

            3.18        [INTENTIONALLY DELETED]

            3.19 INSURANCE. Set forth in EXHIBIT 3.19 is a complete list of all insurance policies which the Parent or the Seller has maintained with respect to the Business within the preceding two years. Except as set forth in EXHIBIT 3.19, such policies are in full force and effect and no event has occurred with respect to the Business which would give any insurance carrier a right to terminate any such policy.

            3.20        RELATED PARTY RELATIONSHIPS.  Except as set forth in
EXHIBIT 3.20, no shareholder holding a five percent (5%) or more interest in the Parent or the Seller or officer or director of the Parent or the Seller possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Seller with respect to the Business (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

            3.21        [INTENTIONALLY DELETED]

            3.22 UNIVERSAL PRODUCT CODE. The products currently produced, marketed, and sold by the Business carry the Universal Product Code Numbers set forth opposite the listing of all such products on EXHIBIT 3.22 attached hereto.

            3.23 SUPPLIERS. Attached hereto as EXHIBIT 3.23 is a complete and correct list of all persons, partnerships, corporations or entities from which the Business has purchased any ingredients or packaging relating to its business within the last six (6) months.

            3.24 EXHIBITS. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed in such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

            3.25 DISCLOSURE. No representation or statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact.


IV.                     SECURITIES LAWS.
                        ----------------

            4.1 NO REGISTRATION STATEMENT REQUIRED. Each of the Parent and the Seller represents that it understands that the respective Promissory Notes to be issued and delivered to it pursuant to the provisions of this Agreement will not be registered under the 1933 Act or any applicable "Blue Sky" laws, in reliance upon the exemptions contained in (a) the 1933 Act and the General Rules and Regulations under the 1933 Act promulgated by the SEC, and (b) applicable "Blue Sky" laws and rules or regulations promulgated thereunder.

            4.2 INVESTMENT LETTERS. Each of the Parent and the Seller acknowledges that the respective Promissory Notes to be issued and delivered to it pursuant to the provisions of this Agreement will be, when issued and delivered, acquired by the Parent or the Seller, as the case may be, for investment for its own account and not with a view to the subsequent resale or other distribution thereof as provided in the letter indicated below, and each of the Parent and the Seller hereby agrees to execute and deliver to Purchaser on the date of issuance of such Promissory Notes, a letter, substantially in the form of EXHIBIT 4.2 attached hereto, to such effect. In the event the Parent or Seller desires to transfer the Promissory Notes in liquidation or otherwise, it shall obtain, as a condition to such transfer, either (i) a letter, substantially in the form of EXHIBIT 4.2 attached hereto, dated as of the proposed effective date of such transfer, from each such transferee or (ii) an opinion of counsel reasonably satisfactory to

Purchaser as to form and substance, from counsel reasonably acceptable to Purchaser, that the proposed transfer can be effected under the 1933 Act or any applicable "Blue Sky" laws.

            4.3         CONDITIONS PRECEDENT TO TRANSFER OF PROMISSORY NOTES.
Each of the Parent and the Seller understands, consents and agrees that the sale or other transfer of the Promissory Notes to be received under this Agreement will be permitted and recognized only when such sale or other transfer is made pursuant to an effective registration under the 1933 Act and applicable "Blue Sky" laws or when such request for sale or other transfer is accompanied by either (a) an opinion of counsel reasonably satisfactory to Purchaser as to form and substance, from counsel reasonably acceptable to Purchaser, that the proposed sale or transfer can be effected without registration under the 1933 Act, or any applicable "Blue Sky" laws or (b) a "no action" letter from the appropriate authorities with respect to the proposed sale or transfer.

            4.4 LEGENDS ON PROMISSORY NOTES. The Promissory Notes issued and delivered under this Agreement shall bear on their face a legend to the effect of the restrictions described in this Article IV until such time as Purchaser receives an opinion of counsel reasonably satisfactory to Purchaser as to form and substance from counsel reasonably acceptable to Purchaser that the legend on such Promissory Notes may be removed under then applicable federal and state securities laws.


V.          REPRESENTATIONS AND WARRANTIES OF FLOWERS AND PURCHASER.
            --------------------------------------------------------

            Flowers and Purchaser, jointly and severally, represent and warrant to, and for the benefit of, the Parent and the Seller as follows:

            5.1 ORGANIZATION AND STANDING. Each of Flowers and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of its incorporation and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

            5.2 CORPORATE POWER AND AUTHORITY. Each of Flowers and Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever.
The execution, delivery and performance by Flowers and Purchaser of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Boards of

Directors of Flowers and Purchaser. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Flowers or Purchaser in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Flowers and Purchaser, as the case may be, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

            5.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Flowers and Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provision of the respective Articles of Incorporation, as amended, or Bylaws, as amended, of Flowers or Purchaser or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Flowers or Purchaser is a party or is bound or by which their assets are affected. Except for approval under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Flowers, Purchaser or any of their assets, in connection with the execution and delivery by Flowers and Purchaser of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby.

            5.4 CAPITALIZATION; SOLVENCY. Purchaser and each of its Assignees has, or will have at the Closing, sufficient funds available to enable Purchaser to effect the Closing. Immediately after the Closing, Purchaser will be solvent and able to pay its debts as they mature, will have capital sufficient to carry on its businesses and all businesses in which it is about to engage and will have assets which will have a present fair salable value greater than the probable amount of its total liabilities.


VI.         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE.
            ----------------------------------------------------------

            All of the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing

Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentations by, or breach of any covenant or warranty of, the Parent or the Seller contained in this Agreement or any other certificate or instrument furnished by the Parent or the Seller hereunder; provided, however, that if it is reasonably anticipated that the aggregate liability, loss, damage, injury or claim (including reasonable counsel fees and costs of any suit related thereto) relating to any misrepresentations by, or breach of any covenant or warranty of, the Parent or the Seller contained in this Agreement which are known as of the Closing is or will be less than or equal to One Million Dollars ($1,000,000.00), Purchaser shall be obligated to consummate the transactions contemplated in this Agreement (but shall still have the right to indemnification as provided in Article IX); provided, further, that if it is reasonably anticipated that the aggregate liability, loss, damage, injury or claim (including reasonable counsel fees and costs of any suit related thereto) relating to any misrepresentations by, or breach of any covenant or warranty of, the Parent or the Seller contained in this Agreement which are known as of the Closing exceeds or will exceed One Million Dollars ($1,000,000.00), neither Purchaser, the Parent or the Seller shall be obligated to consummate the transactions contemplated in this Agreement unless Purchaser agrees to limit its right to indemnification for such misrepresentation or breach to $1,000,000.00.

            6.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by the Parent and the Seller to Purchaser in this Agreement shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (except for changes contemplated by this Agreement).

            6.2 COVENANTS OF THE PARENT AND THE SELLER. The Parent and the Seller shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and a duly authorized officer of the Parent and the Seller shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

            6.3 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Purchaser would make it inadvisable to consummate such transactions.

            6.4         OPINION OF COUNSEL.  A favorable opinion of Steven J.
Ellcessor, Esq., General Counsel of the Parent, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as EXHIBIT 6.4, which opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

            6.5 CONSENTS, APPROVALS AND WAIVERS. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver to the transactions contemplated in this Agreement that are listed on EXHIBIT
6.5 and obtained new licenses to replace those licenses listed on EXHIBIT 6.5. Purchaser shall have no reasonable basis to believe that Purchaser will not obtain a novation of the Department of Defense contracts described in Section 2.8.

            6.6 APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and all applicable waiting periods under the HSR Act shall have expired or been terminated.

            6.7 ABSENCE OF CHANGES. Since the Financial Statement Date, (a) the Seller shall not have suffered any change in its financial condition, business, property or assets which would have an adverse effect upon Purchaser's use of the Assets or the conduct of the Business after the Closing, and (b) the Parent and the Seller shall not have permitted or suffered to occur any transaction or event described in Section 3.10 hereof which is not described in EXHIBIT 3.10 hereto.

            6.8         LEASES.  The Seller shall have entered into the Leases.

            6.9 SECURITY AGREEMENT. The Parent shall have entered into a Security Agreement substantially in the form of EXHIBIT 2.12.


            6.10 TRANSITION SERVICES AGREEMENT. The Parent and the Seller shall have entered into a Transition Services Agreement.

            6.11 DELIVERY OF AUDITED FINANCIAL STATEMENTS. The Seller shall have delivered to Purchaser an audited balance sheet and statement of operating results of the Business as of April 30, 1996 and for the year then ended, together with the report of Ernst & Young LLP thereon, which balance sheet and statement of operating results do not deviate materially and adversely from the Interim Financial Statements.

VII.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
            PARENT AND THE SELLER TO CLOSE.
            ----------------------------------------------

            All of the obligations of the Parent and the Seller to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Parent and the Seller for purposes of consummating such transactions but without prejudice to any other right or remedy which they may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement, or any certificate or instrument furnished by it hereunder; provided, however, that if it is reasonably anticipated that the aggregate liability, loss, damage, injury or claim (including reasonable counsel fees and costs of any suit related thereto) relating to any misrepresentations by, or breach of any covenant or warranty of, the Parent or the Seller contained in this Agreement which are known as of the Closing is or will be less than or equal to One Million Dollars ($1,000,000.00), the Parent and the Seller shall be obligated to consummate the transactions contemplated in this Agreement; provided, further, that if it is reasonably anticipated that the aggregate liability, loss, damage, injury or claim (including reasonable counsel fees and costs of any suit related thereto) relating to any misrepresentations by, or breach of any covenant or warranty of, the Parent or the Seller contained in this Agreement which are known as of the Closing exceeds or will exceed One Million Dollars ($1,000,000.00), neither Purchaser, the Parent or the Seller shall be obligated to consummate the transactions contemplated in this Agreement unless Purchaser agrees to limit its right to indemnification for such misrepresentation or breach to $1,000,000.00.

            7.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by Purchaser in this Agreement to the Parent and the Seller or any document or instrument delivered to the Parent and the Seller or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

            7.2 COVENANTS OF PURCHASER. Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 7.1 above.

            7.3 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of Purchaser, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of the Parent and the Seller would make it inadvisable to consummate same.

            7.4 OPINION OF COUNSEL FOR PURCHASER. A favorable opinion of G. Anthony Campbell, Esq., General Counsel of Flowers, shall have been delivered to the Parent and the Seller dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as EXHIBIT 7.4, which opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

            7.5 APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities and all courts whose approvals are required by law and all applicable waiting periods under the HSR Act shall have expired or been terminated.

            7.6         LEASES.  Purchaser shall have entered into the Leases.

            7.7 SECURITY AGREEMENT. Purchaser shall have entered into a Security Agreement substantially in the form of EXHIBIT 2.12.

            7.8 TRANSITION SERVICES AGREEMENT. Purchaser shall have entered into a Transition Services Agreement.

            7.9 BALANCE SHEET. Purchaser shall have delivered to the Parent and the Seller a balance sheet as of a time immediately prior to the Closing but which reflects the capitalization of Purchaser to effect the Closing.

            7.10 PARTIAL TERMINATION LIABILITY. The potential liability of Seller to Purchaser pursuant to Section 2.10.5(iii) shall be reasonably anticipated to be less than $500,000.00 as a result of the consummation of the transactions described in this Agreement.


VIII.       CLOSING.
            --------

            8.1         TIME AND PLACE OF CLOSING.

                        8.1.1 The Closing shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street, N.E., Atlanta, Georgia 30308-3242, commencing at 10:00 am., Eastern Time, on the later to occur of (i) May 31, 1996, or (ii) five (5) business days after the expiration or early termination of all applicable waiting periods under the HSR Act, unless another place or date is agreed to in writing by the Parent, the Seller and Purchaser, but in no event will the Closing be held later or be effective later than July 31, 1996. Physical possession and control of the Purchased Assets shall be delivered to Purchaser as of 11:59 pm, Eastern Time on the Closing Date (the "Effective Time"), and any employees of the Seller retained or employed by Purchaser shall be deemed employed as of the Effective Time.

            8.2 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

                        8.2.1          THE PARENT'S AND SELLER'S PERFORMANCE.
At the Closing, the Parent and the Seller shall deliver to Purchaser the following:

                                       (a)      such good and sufficient bills
                        of sale, assignments, warranty deeds, deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to effectively vest in Purchaser good and marketable title to the Purchased Assets free and clear of all liens, security interests and encumbrances of whatever nature;

                                       (d)      an assignment and assumption
                        agreement relating to the Assumed Contracts;

                                       (b)      the certificates of the duly
                        elected officers of the Parent and the Seller described in Section 6.2;

                                       (c)      copies of all consents,
                        approvals, acknowledgments and waivers listed on
                        EXHIBIT 6.5;

                                       (d)      Leases executed by the Seller,
                        substantially in the forms of EXHIBITS 2.3(A) and 2.3(B), respectively;

                                       (e)      if obtained by Closing,
                        terminations of the financing statements described on EXHIBIT 2.8;

                                       (f)      audited financial statements
                        contemplated by Section 6.11;

                                       (g)      Security Agreement executed by
                        the Parent, substantially in the form of EXHIBIT 2.12;

                                       (h)  Transition Services Agreement
                        executed by the Parent and the Seller;

                                       (i)      satisfactory evidence of the
                        approvals described in Section 6.6;

                                       (j)      certificates of compliance or
                        certificates of good standing of the Parent and the Seller, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in EXHIBIT 3.1 hereto;

                                       (k)      investment letter executed by
                        the Seller, substantially in the form of EXHIBIT
                        4.2 hereto;

                                       (l)      certified copies of resolutions
                        of the Boards of Directors of the Parent and the Seller approving the transactions set forth in this Agreement;

                                       (m)      certificate of incumbency for
                        the officers of the Parent and the Seller who are executing this Agreement and the other documents contemplated hereunder;

                                       (n)      opinion of counsel in
                        substantially the form attached hereto as EXHIBIT 6.4;

                                       (o)      all books of account (excluding
                        minute books and stock books of the Seller), contracts, files and other data and documents pertaining to the Assets and Business (which may be delivered at the offices of the Business);

                                       (p)      physical possession of the
                        Purchased Assets where located; and

                                       (q)      such other evidence of the
                        performance of all covenants and satisfaction of all conditions required of the Parent or the Seller by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

                        8.2.2 PERFORMANCE BY PURCHASER. At the Closing, Purchaser shall deliver to the Parent and the Seller the following:

                                       (a)      cash, by wire transfer, in the
                        amount to be paid to the Seller at Closing, as set forth in Section 2.2.1(a);

                                       (b)      Promissory Notes executed by
                        Purchaser substantially in the forms of EXHIBITS 2.2.1(b) and 2.2.1(c), respectively;

                                       (c)      Liabilities Undertaking,
                        substantially in the form of EXHIBIT 2.2.1(d);

                                       (d)      an assignment and assumption
                        agreement relating to the Assumed Contracts;

                                       (d)      Leases executed by Purchaser,
                        substantially in the forms of EXHIBITS 2.3(a) and 2.3(B), respectively;

                                       (e)      Security Agreement executed by
                        Purchaser, substantially in the form of EXHIBIT 2.12 and any necessary financing statements related thereto;

                                       (f)      Transition Services Agreement
                        executed by Purchaser;

                                       (g)      the certificate of the
                        authorized officer described in Section 7.2;

                                       (h)      satisfactory evidence of the
                        approvals described in Section 7.5;

                                       (i)      opinion of counsel in
                        substantially the form attached hereto as EXHIBIT 7.4;

                                       (j)      certificates of compliance or
                        certificates of good standing of Flowers and Purchaser, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation;

                                       (k)      certificate of incumbency of
                        the officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

                                       (l)      certificate of Purchaser
                        reasonably satisfactory to Purchaser, the Parent and the Seller relating to Pennsylvania exemption for sales tax on rent;

                                       (m)      certified copy of resolutions
                        of the Boards of Directors of Purchaser approving the transactions set forth in this Agreement; and

                                       (n)      such other evidence of the
                        performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Parent, the Seller or their counsel may reasonably require.


IX.         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
            INDEMNIFICATION.
            ----------------------------------------------

            9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER. All representations, warranties, agreements, covenants and obligations made or undertaken by the Parent and the Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder for the applicable period set forth in Section 9.5 and shall not merge in the performance of any obligation by any party hereto. The Parent and the Seller, jointly and severally, agree to and shall indemnify and hold harmless Purchaser or any assignee of Purchaser at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Purchaser arising from (i) any misrepresentation or a breach of any representation or warranty of the Parent or the Seller contained in Article III of this Agreement, Section 6 of the Real Property Lease or
Section 18 of the Equipment Lease, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a misrepresentation or breach, (ii) any nonfulfillment of any agreement or breach of any covenant on the part of the Parent or the Seller under this Agreement or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a nonfulfillment or breach,
(iii) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Assets or the Business to the extent that it arises from any matter or state of facts occurring prior to Closing, regardless of whether it is disclosed on EXHIBIT 3.11, except for Assumed Product Liability Claims and workers compensation claims that Purchaser has agreed to pay pursuant to Section 2.18, (iv) any claim or debt, obligation or liability of the Parent or the Seller which is not specifically assumed by Purchaser pursuant to this Agreement, (v) any claim or right, or any alleged claim or right, of third persons by virtue of application of bulk sales laws or otherwise which may be asserted against any of the Assets by reason of the transactions contemplated by this Agreement, (vi) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Assets or the Business that arises from the failure of the Parent or the Seller to comply with applicable law, regardless of whether such noncompliance was known by the Parent or the Seller, (vii) any claim against, or liability of, the Assets or the Business that relates to a defect in the merchantability, quality or character of the Finished Goods and which defect existed on the Closing Date, or (viii) the failure of the Seller to obtain on or prior to the Closing the termination of each of the financing statements described on EXHIBIT 2.8. In addition to any other rights or remedies Purchaser may have, Purchaser shall be entitled to withhold from the payments due under the Promissory Notes first, and if the amounts to be withheld and which have been withheld exceed the amounts outstanding under the Promissory Notes, to withhold from the Fixed Rent (as defined in the Real Property Lease) and the Rent (as defined in the Equipment Lease) the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees which it has sustained or which it reasonably believes it may sustain, and to offset from such withheld amount any amount ultimately determined to be due and owing to Purchaser by way of indemnification pursuant to this Section, and Purchaser shall not be liable for principal or interest under the Promissory Notes or amounts due under the Leases on any amounts so set off. If the withholding of payments then due under the Promissory Notes or the Leases has been based on a reasonable belief of a future claim due to a specific allegation, Purchaser shall pay any such amount withheld, plus interest related thereto at a rate equal to the then-current rate on ten-year Treasury Notes plus five percent per annum, which Purchaser has not offset pursuant to the preceding sentence, within one year of the giving of the written notification of such claim to the Seller, unless a lawsuit, arbitration or administrative proceeding based on such claim shall have been commenced within said period and is then pending.
If such a lawsuit, arbitration or administrative proceeding has commenced within said one-year period, Purchaser shall pay within thirty days after a final determination under such lawsuit, arbitration or administrative proceeding, the difference, if any, between said withheld amount and the amount of any liability, loss, damage or injury actually sustained, if the withheld amount is larger, plus interest related thereto at a rate equal to the then-current rate on ten-year Treasury Notes plus five percent per annum.

                        Any examination, inspection by audit of the properties, financial condition or other matters of the Parent or the Seller and the Business which is conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of the Parent and the Seller set forth herein.

            9.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES OF FLOWERS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations, warranties, agreements, covenants and obligations made or undertaken by Flowers in this Agreement or in any document or instrument executed and delivered pursuant hereto shall not survive the Closing, and thereafter none of Flowers, its officers, directors or employees shall have any liability whatsoever with respect to any such representations, warranties, agreements, covenants and obligations; provided, however, that the representations and warranties of Flowers contained in Section 5.4 shall survive the Closing for a period of eighteen months thereafter. All representations and warranties made by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Parent and the Seller, shall not merge in the performance of any obligation by any party hereto and the representations and warranties contained in Article V of this Agreement shall survive the Closing hereunder for a period of eighteen (18) months. All agreements, covenants and obligations undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Parent and the Seller, shall not merge in the performance of any obligation by any party hereto and shall survive the Closing hereunder for the longest period available under applicable law. Purchaser agrees to and shall indemnify and hold harmless the Parent and the Seller at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by the Parent or the Seller arising from (i) a breach of any representation or warranty of Flowers or Purchaser contained in Article V of this Agreement, or any claim by a third party (regardless of whether the claimant is ultimately successful) which if true would be such a breach, (ii) any nonfulfillment of any agreement on the part of Flowers or Purchaser under this Agreement, (iii) an Assumed Liability or an Assumed Contract (to the extent assumed by Purchaser), or (iv) the conduct or operation of the Business by Purchaser after the Closing, except to the extent the matter or state of facts to which such liability, claim, deficiency, loss, damage or injury existed prior to the Closing.

            9.3 MAXIMUM AGGREGATE LIABILITY AMOUNT. The maximum aggregate liability of the Parent and the Seller for indemnification for a breach of a representation or warranty contained in Article III of this Agreement, Section 6 of the Real Property Lease or Section 18 of the Equipment Lease shall be equal to the sum of Fifteen Million Dollars ($15,000,000.00) (the "Maximum Aggregate Liability Amount"), and the obligation of the Parent and the Seller for indemnification for breaches of such representations or warranties will terminate when the Maximum Aggregate Liability Amount has been paid; provided, however, that the Maximum Aggregate Liability Amount shall not be charged for or reduced by, nor shall there be any Maximum Aggregate Liability Amount for, any liability, loss, damage, injury or claim resulting from a breach of the representations and warranties contained in Section 6.a.(ix) of the Real Property Lease.

            9.4 MINIMUM AGGREGATE LIABILITY AMOUNT. Purchaser agrees not to seek recourse against, and shall not recover from the Parent or the Seller for indemnification for a breach of a representation or warranty contained in Article III of this Agreement, Section 6 of the Real Property Lease or Section 18 of the Equipment Lease, until the aggregate amount thereof exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Minimum Aggregate Liability Amount"), at which time claims may be asserted for amounts in excess of the Minimum Aggregate Liability Amount; provided, however, that the Minimum Aggregate Liability Amount shall not be charged for or reduced by, nor shall there be any Minimum Aggregate Liability Amount for, any liability, loss, damage, injury or claim resulting from a breach of the representations and warranties contained in Section 6.a.(ix) of the Real Property Lease. The Minimum Aggregate Liability Amount shall be charged for and reduced by payments made by Purchaser relating to any Assumed Product Liability Claim.

            9.5 SURVIVAL PERIOD FOR CLAIMS AGAINST THE PARENT AND THE SELLER. Except as provided below, a claim for indemnification hereunder based upon Section 9.1(i) of this Agreement against the Parent or the Seller shall be forever barred unless made by notifying the Parent within eighteen (18) months following the Closing Date. A claim for indemnification hereunder based upon

Sections 6.a.(i), 6.a.(ii) or 6.a.(ix) of the Real Property Lease or Section
18.1.1 of the Equipment Lease may be made within the period provided for in the Real Property Lease and the Equipment Lease, respectively. Any other claim for indemnification hereunder against the Parent or the Seller may be made within the longest period available under applicable law.

            9.6 MEDIATION. If a dispute arises out of or relates to this Agreement or any agreement that is an Exhibit hereto, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereto agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to litigation or some other dispute resolution procedure. Notwithstanding the foregoing, (i) the parties obligation to mediate shall terminate sixty (60) days after a request for mediation has been made by one of the parties and (ii) a party may also seek redress from a court of competent jurisdiction if the delay caused by mediation would prejudice any rights such party may otherwise have.

X.          COVENANT NOT TO COMPETE
            -----------------------

            10.1 NONCOMPETITION. Each of the Parent and the Seller covenants and agrees that, for a period of five (5) years from the Closing Date, it will not, within Mexico, Canada and the United States and its territorial possessions (such areas being referred to herein as the "Territory"), directly or indirectly, compete, as defined in Section 10.2 hereof, with Purchaser by carrying on a business which is substantially similar to the Business, except as specifically allowed in the Transition Services Agreement. Notwithstanding the foregoing, the provisions of this Section 10.1 are subject to termination as provided in the Security Agreement. The Parent and the Seller represent and warrant to Purchaser that the Seller is and has been carrying on such business throughout the Territory. Notwithstanding anything in this Agreement to the contrary, nothing in this Article shall be construed to prohibit or restrict the Parent or the Seller or their affiliates from engaging in the business of producing and selling filling for frozen or unfrozen pies.

            10.2 DEFINITION OF "COMPETE." For the purposes of this Article X, the term "compete" shall mean with respect to the Business: (i) managing, supervising or otherwise participating in the manufacturing, distribution or sale of branded frozen pies, frozen pie shells and "in-store/deli bakery" pies or the manufacturing, distribution or sale of aluminum pans and steel magnetic shielding; (ii) calling on, soliciting, taking away, accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer any individual, partnership, corporation or association that was a client or customer of the Business during the twelve (12) calendar month period immediately preceding any such act; (iii) soliciting, taking away or attempting to hire, solicit or take away any employee of the Business either on Seller's behalf or on behalf of any other person or entity (except as provided in Section 2.10.4); or (iv) for the period set forth in Section 10.1, entering into or attempting to enter into any business substantially similar to the Business within the Territory, either alone or with any individual, partnership, corporation or association.

            10.3  DIRECT OR INDIRECT COMPETITION.  For the purposes of this
Article X, the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any entity or enterprise which is competing (as defined in Section 10.2 hereof) with the Business; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the Business or any entity having title to the goodwill of the Seller with respect to the Business.

            10.4 CONFIDENTIAL DATA. Each of the Parent and the Seller further agrees that it will keep confidential and not, directly or indirectly, divulge to anyone nor use or otherwise appropriate for the Parent's or the Seller's own benefit in a manner that would be detrimental to Purchaser's use of the Assets and the conduct of the Business or otherwise competitive with the Business, any pricing information, marketing information, sales technique of the Business, or any other of the following confidential information or documents of or relating to the Business: confidential records, computer software programs or any portions or logic comprising said programs, client and customer lists, information about client requirements, terms of license agreements, terms of contracts with clients and customers, and planning and financial information of the Business (hereinafter referred to as the "Confidential Data"); provided, however, the term Confidential Data shall not include any information that becomes available in the public domain other than as a result of acts by the Parent, the Seller or their representatives. In the event that the Parent or the Seller becomes legally compelled to disclose any Confidential Data, the Parent or the Seller, as the case may be, shall provide Purchaser with prompt notice so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.4. In the event that such protective order or other remedy is not obtained, or that Purchaser waives compliance with the provisions of this Section 10.4, the Parent or the Seller, as the case may be, shall furnish only that portion of the Confidential Data which is legally required in the opinion of its counsel, and shall use its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Data. The Parent and the Seller hereby acknowledge and agree that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which Purchaser may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which they may possess in law or equity absent this Agreement.


XI.         TAX EFFECT OF THE TRANSACTION.
            -----------------------------

            None of Purchaser, the Parent nor the Seller has made nor do any of them make herein any representation or warranty as to the tax consequences of the transactions contemplated or provided for herein to any party hereto. It is understood and agreed that each party has looked to its own advisors for advice and counsel as to such tax effects.


XII.        TERMINATION.
            -----------

            12.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and by the Parent and the Seller in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

                        12.1.1 By the mutual consent of the Boards of Directors of the Parent, the Seller and Purchaser, notwithstanding prior approval by the shareholders of any or all of such corporations;

                        12.1.2 By the Parent or the Seller after July 31, 1996 if any of the conditions set forth in Article VII hereof, to which its obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Parent or the Seller; or

                        12.1.3 By Purchaser after July 31, 1996 if any of the conditions set forth in Article VI hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser.

            12.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 12.1 or 12.3 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

            12.3 RISK OF LOSS. The Parent and the Seller assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to Effective Time. If the condemnation, destruction, loss or damage is such that the Business is interrupted or curtailed or the Assets are materially affected, then Purchaser on the one hand, and the Parent and the Seller on the other hand, shall have the right to terminate this Agreement.

XIII.       GENERAL PROVISIONS.
            ------------------

            13.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or sent by Federal Express or similarly recognized overnight delivery service with receipt acknowledged, addressed as follows:

                        13.1.1         If to the Parent or the Seller:

                                       The J.M. Smucker Company
                                       Strawberry Lane
                                       Orrville, Ohio 44667
                                       Attn:  Richard Smucker


                                       and to:

                                       The J. M. Smucker Company
                                       Strawberry Lane
                                       Orrville, Ohio  44667
                                       Attn:  Steven J. Ellcessor, Esq.

                        13.1.2         If to Purchaser:

                                       Flowers Industries, Inc.
                                       200 U.S. Highway 19 South
                                       Post Office Box 1338
                                       Thomasville, Georgia  31799
                                       Attn:  G. Anthony Campbell, Esq.


                                       and to:

                                       Jones, Day, Reavis & Pogue
                                       3500 One Peachtree Center
                                       303 Peachtree Street, N.E.
                                       Atlanta, Georgia 30308-3242
                                       Attn:  Barry J. Stein, Esq.

                        13.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by overnight delivery service, the date on which such notice, request, instruction or document is received (as evidenced by the overnight delivery receipt) shall be the date of delivery. In the event any such notice, request, instruction or document is shipped by overnight delivery service to a party in accordance with this Section 13.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the delivery to the overnight delivery service as evidenced by the returned document marked "Nondeliverable" or such similar wording.

                        13.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 13.1.

            13.2        BROKERS.

                        13.2.1 The Parent and the Seller, jointly and severally, represent and warrant to Purchaser that no investment banker, broker or finder has acted for either of them in connection with this Agreement or any of the transactions contemplated hereby, except for Ernst & Young LLP. The Parent and the Seller, jointly and severally, agree to indemnify and hold harmless Purchaser from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by either of them.

                        13.2.2 Purchaser and Flowers, jointly and severally, represent and warrant to the Parent and the Seller that they have not retained any investment banker, broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Purchaser agrees to indemnify and hold harmless the Parent and the Seller from and against any fee, claim, loss, or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by it.

            13.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

            13.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

            13.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. All such fees and expenses of the Parent or the Seller shall be borne by the Parent or the Seller from proceeds from the sale of the Purchased Assets hereunder or from funds not included in the Assets. In no event shall the Purchased Assets to be purchased by Purchaser be utilized for or be reduced by the payment of any such fees or expenses. The Seller hereby represents and warrants that no such fees or expenses have been paid by the Parent or the Seller from any of the Assets prior to the date of this Agreement, and hereby covenants that the Parent and the Seller will not so pay any such fees or expenses from the Assets prior to the Closing.

            13.6 DISCLOSURE. None of the parties shall make any disclosure of the existence, substance or status of the subject matter hereof, unless such disclosure is required by the federal securities laws or unless the parties agree otherwise. If any party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford such other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

            13.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. In the event that any provision of Article X of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

            13.8 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

            13.9 ENTIRE AGREEMENT. This Agreement and the Letter Agreement regarding confidentiality dated January 19, 1996 between Flowers and the Parent constitute the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

            13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

            13.11 EQUITABLE RELIEF. Each of the Parent and the Seller acknowledges that its expertise in the Business described herein is of a special, unique, unusual, extraordinary, and intellectual character, which gives said expertise a peculiar value, and that a breach by the Parent or the Seller of the provisions of Article X of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and a breach of any of the provisions contained in Article X of this Agreement will cause Purchaser irreparable injury and damage. Each of the Parent and the Seller further acknowledges that it possesses unique skills, knowledge or ability and that competition in violation of Article X of this Agreement or any other breach of the provisions of Article X of this Agreement would be extremely detrimental to Purchaser. By reason thereof, each of the Parent and the Seller agrees that Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article X of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

            13.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

            13.14 EXHIBITS INCORPORATED. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

            13.15 TIME OF ESSENCE. Time is of the essence in this Agreement.

            IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                        FLOWERS INDUSTRIES, INC.
                                                ("FLOWERS")

                                        By: /S/ G.A. CAMPBELL
                                            -------------------------------
                                            General Counsel and Secretary


                                        MRS. SMITH'S BAKERIES, INC.
                                              ("PURCHASER")


                                        By: /S/ G.A. CAMPBELL
                                            -------------------------------
                                            President


                                        THE J.M. SMUCKER COMPANY
                                        ("PARENT")


                                        By: /S/ R.K. SMUCKER
                                            -------------------------------
                                            President


                                        MRS. SMITH'S, INC.
                                        ("SELLER")


                                        By: /S/ STEPHEN J. ELLCESSOR
                                            -------------------------------
                                            Secretary

                                LIST OF EXHIBITS


EXHIBITS
- --------

1.27        Persons Deemed to Have Knowledge.

2.1.3       List of Assets and Contracts Not Included in Assets
            Being Sold.

2.2.1(b)    Intangibles Note.

2.2.1(c)    Working Capital Note.

2.2.1(d)    Liabilities Undertaking.

2.3(a)      Equipment Lease.

2.3(b)      Real Property Lease.

2.7.1       Conduct of the Business.

2.8         Financing Statements Affecting the Leased Assets.

2.10.1      Severance Benefits.

2.10.4      List of Managers.

2.12        Security Agreement relating to Intangibles Note.

3.1         List of Jurisdictions Where There is Good Standing Status.

3.3         List of Equity Investments.

3.4.1       1994 and 1995 Financial Statements and Interim Financial
            Statements.

3.4.2       List of Liabilities not disclosed in the Financial
            Statements.

3.5         Tax Liens.

3.6.1.1     Inventories.

3.6.1.2     Leased Assets.

3.6.1.3     Inventory Matters.

3.8         Accounts Receivable and Notes Receivable.

3.9         List of Consent Requirements.

3.10        List of Changes.

3.11        List of Litigation.

3.12        List of Licenses and Permits.

3.13        List of Contracts.

3.14.1      List of Trademarks, Trade Names, Service Marks, Service
            Names, Etc.

3.14.2      List of Seller's Software.

3.15        List of Employees, Independent Contractors, Salaries,
            Rates, Salary Increase Guidelines and Labor Matters.

3.16        List of Benefit Plans.

3.17 List of Customers and Brokers, Addresses, Telephone Numbers and Principal Person of Contact and List of Problems with Customers.

3.19        List of Insurance Matters.

3.20        List of Related Party Relationships.

3.22        UPC Codes.

3.23        Suppliers.

4.2         Seller Investment Letter.

6.4         Form of Opinion of the Parent's General Counsel.

6.5         Consents Required for Closing.

7.4         Form of Opinion of Purchaser's General Counsel.